BROWN & WOOD LLP
One World Trade Center
New York, N.Y.  10048-0557
Telephone: 212-839-5300
Facsimile: 212-839-5599



                                        September 25, 1997



Merrill Lynch Multi-State Municipal
  Series Trust
P.O. Box 9011
Princeton, New Jersey  08543-9011

Dear Sir or Madam:

     This opinion is furnished in connection with the notice (the "Notice") to be filed by Merrill Lynch Multi-State Municipal Series Trust, a Massachusetts business trust (the "Trust"), with the Securities and Exchange Commission pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended. The Notice is being filed to make definite the registration under the Securities Act of 1933, as amended, of 6,751,542 shares of beneficial interest, par value $0.10 per share, of the Trust (the "Shares") which were sold during the Trust's fiscal year ended July 31, 1997. The Shares consist of 570,014 shares of beneficial interest of Merrill Lynch Pennsylvania Municipal Bond Fund (the "Pennsylvania Fund"); 327,189 shares of beneficial interest of Merrill Lynch Florida Municipal Bond Fund (the "Florida Fund"); 1,088,501 shares of beneficial interest of Merrill Lynch Ohio Municipal Bond Fund (the "Ohio Fund");
192,559 shares of beneficial interest of the Merrill Lynch North Carolina Municipal Bond Fund (the "North Carolina Fund"); 1,805,591 shares of beneficial interest of the Merrill Lynch Michigan Municipal Bond Fund (the "Michigan Fund"); 1,129,849 shares of beneficial interest of the Merrill Lynch Connecticut Municipal Bond Fund (the "Connecticut Fund"); 713,298 shares of beneficial interest of the Merrill Lynch Maryland Municipal Bond Fund (the "Maryland Fund"); 493,622 shares of beneficial interest of the Merrill Lynch New Mexico Municipal Bond Fund (the "New Mexico Fund"); 401,299 shares of beneficial interest of the Merrill Lynch Colorado Municipal Bond Fund (the "Colorado Fund"); and 29,620 shares of beneficial interest of the Merrill Lynch Arkansas Municipal Bond Fund (the "Arkansas Fund"). The Pennsylvania, Florida, Ohio, North Carolina, Michigan, Connecticut, Maryland, New Mexico, Colorado and Arkansas Funds comprise 10 of the 17 series of the Trust currently offering their shares to the public.
     As counsel for the Trust, we are familiar with the proceedings taken by it in connection with the authorization, issuance and sale of the Shares. In addition, we have examined and are familiar with the Declaration of Trust of the Trust, the By-Laws of the Trust and such other documents as we have deemed relevant to the matters referred to in this opinion.
     Based upon the foregoing, we are of the opinion that the Shares were legally issued, fully paid and non-assessable.
     In rendering this opinion, we have relied as to matters of Massachusetts law upon an opinion of Bingham, Dana & Gould, dated September 24, 1997, rendered to the Trust.
     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an attachment to the Notice.
                                   Very truly yours,
                                   /s/ Brown & Wood LLP